Exhibit 99.1

GENTIVA [LOGO]
--------------------------------------------------------------------------------

Press Release

Financial and Investor Contact:
  John R. Potapchuk
  631-501-7035
  john.potapchuk@gentiva.com

Media Contact:
  David Fluhrer
  631-501-7102, 516-589-0778
  david.fluhrer@gentiva.com

FOR IMMEDIATE RELEASE

          Gentiva(R) Announces Fourth Quarter and Fiscal 2005 Results, and Provides Updated Information on 2006 following Healthfield Acquisition

Melville, N.Y., March 1, 2006 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the nation's largest provider of comprehensive home health services, today reported its fourth quarter and fiscal 2005 results and announced updated information on 2006 following yesterday's closing of the acquisition of The Healthfield Group, Inc., a leading provider of home healthcare, hospice and related services with approximately 130 locations primarily in eight southeastern states.

      "Our 2005 focus on principal strategies for revenue diversification has created a new Gentiva with an array of opportunities for future growth following the Healthfield acquisition," said Gentiva Chairman and CEO Ron Malone. "We believe our patients, customers, employees and shareholders will all benefit as we now work to transform the Company and extend our leadership in home healthcare."

      Gentiva's performance for the fourth quarter ended January 1, 2006 versus the fourth quarter ended January 2, 2005 included:

      o Net revenues of $222.0 million compared to $225.5 million reported for the fourth quarter of 2004, including special Medicare items.

      o Net Income - As Reported of $6.3 million, or $0.26 per diluted share, versus $6.9 million, or $0.27 per diluted share, for the fourth quarter of 2004.

      o Net Income - As Adjusted of $4.7 million, or $0.19 per diluted share, versus $4.8 million, or $0.19 per diluted share, for the fourth quarter of 2004. (See Supplemental Information for a reconciliation between "Net Income - As Reported" and "Net Income - As Adjusted.")

          3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627

      All comparisons between 2005 and 2004 results are affected by the fact that the 2005 fourth quarter and fiscal year comprised activity covering 13 weeks and 52 weeks, respectively, while the prior year periods covered 14 weeks and 53 weeks, respectively.

      Net revenues for the fourth quarter of 2005 included approximately $3.6 million received from a total expected settlement of approximately $5.5 million relating to the Company's appeal filed with the U.S. Provider Reimbursement Review Board (PRRB) on the reopening of Gentiva's 1999 Medicare cost reports. In addition, income before income taxes for the fourth quarter of fiscal 2005 reflected $0.9 million in charges primarily associated with the restructuring of CareCentrix(R) operations in response to upcoming changes in the nature of services provided to CIGNA Healthcare members. The fourth quarter 2004 results reflected receipt of a Medicare special item of $0.3 million as well as a lower effective tax rate due to the recognition of certain state net operating loss carryforwards.

Payer Group Results

      Fourth quarter 2005 Medicare revenues rose to $71.5 million, or 20.4%, over the $59.4 million reported in the fourth quarter of 2004, including the special items. The Medicare increase was driven by growth in admissions to Gentiva's specialty programs, improvements in revenue per admission compared with the prior year period, and the impact of the Heritage Home Care Services acquisition, which closed in May 2005, offset somewhat by the lingering effects of Hurricane Wilma in southeast Florida.

      Revenues from Medicaid and Local Government sources were $37.7 million in the fourth quarter of 2005, a 2.1% decrease from the $38.5 million reported in the prior year period.

      Commercial Insurance and Other revenues for the fourth quarter of 2005 were $112.9 million, an 11.6% decrease from the $127.6 million reported in the prior year period. The results reflected changes in various commercial relationships in CareCentrix, as well as the impact of exiting certain unprofitable business as the Company pursues more favorable commercial pricing in home healthcare. Fourth quarter 2005 revenues derived from CIGNA Healthcare, which are included in Commercial Insurance and Other revenues, were approximately $65.2 million, a decrease of $3.3 million, or 4.9%, from the prior year period.

Segment Results

      Fourth quarter 2005 results were driven by continued improvement in Gentiva's Home Healthcare Services segment, with operating contribution, including special items, reaching $17.7 million as compared to $10.7 million in the fourth quarter of 2004. Gentiva also benefited from lower corporate expenses, which were $11.3 million in the 2005 fourth quarter as compared to $13.9 million in the prior year period, including a $1.4 million writedown of capitalized software. These improvements were offset by a decline in the CareCentrix segment's operating contribution, which was $5.7 million in the 2005 fourth quarter and $13.0 million in the prior year period.

Fiscal 2005 Results

      Gentiva reported the following companywide results for fiscal 2005:

      o Net revenues were $868.8 million versus $845.8 million reported for the year ended January 2, 2005, including special items.

      o Net Income - As Reported was $23.4 million, or $0.94 per diluted share, versus $26.5 million, or $1.00 per diluted share for fiscal 2004.

      o Net Income - As Adjusted was $17.5 million, or $0.70 per diluted share, versus $18.2 million, or $0.69 per diluted share, for the prior year period. (See Supplemental Information for a reconciliation between "Net Income - As Reported" and "Net Income - As Adjusted.")

      The As Adjusted fiscal year results exclude the fourth quarter 2005 special items mentioned above, as well as other items described in the Supplemental Information and accompanying footnotes.

      In fiscal 2005, Gentiva's net cash provided by operating activities was $19.9 million versus $34.9 million in the prior year period. Gentiva reported cash items and short-term investments of $88.4 million as of January 1, 2006 versus $113.0 million as of January 2, 2005. During the fourth quarter of fiscal 2005, the Company purchased 502,900 shares of Gentiva common stock at a total cost of $7.6 million, or $15.10 per share. For the year ended January 1, 2006, the Company purchased 1,325,000 shares at a total cost of $21.1 million.

2006 Information

      Gentiva has also provided updated information for 2006 to include the effect of: 1) the Healthfield acquisition, which closed on February 28, 2006; 2) 2006 Medicare reimbursement rates approved by Congress for home health, which included a freeze in non-rural rates and an increase in rural reimbursement; and
3) new accounting rules for equity-based compensation, which became effective for the Company at the beginning of 2006. The Company anticipates net revenues in a range of $1.12 billion to $1.16 billion, and earnings before interest, taxes, depreciation and amortization (EBITDA) in a range between $75 million and $80 million. The EBITDA outlook reflects a charge of approximately $5 million relating to the value of stock options. (See Supplemental Information for a reconciliation between EBITDA and net income.) The 2006 information excludes the impact of any restructuring charges resulting from the Healthfield acquisition.

      Gentiva does not plan to update its 2006 earnings per share information. Management believes that EBITDA may be a more useful measure of operating performance this year, particularly as the Company evaluates recent changes in its capital structure and the valuation of identifiable intangible assets resulting from the Healthfield acquisition. Gentiva plans to offer additional commentary on tomorrow's conference call and live web cast.

Non-GAAP Financial Measures

      The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

      The Company will comment further on its fourth quarter and fiscal 2005 results during its conference call and live web cast to be held Thursday, March 2, 2006, at 10:00 a.m. Eastern Standard Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-8599 and reference call #7044852. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://www.gentiva.com/investors/FinancialEvents.asp to hear the web cast. This press release is accessible at http://www.gentiva.com/investors/ PressReleases.asp, and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of comprehensive home health services. Gentiva serves patients through more than 500 direct service delivery units within over 400 locations in 36 states, and through CareCentrix(R), which manages home healthcare services for many major managed care organizations throughout the United States and delivers them in all 50 states through a network of more than 2,500 third-party provider locations, as well as Gentiva locations. The Company is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services, social work; nutrition; disease management education; help with daily living activities; durable medical and respiratory equipment; infusion therapy services; and other therapies and services. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investors.

                            (tables and notes follow)

    (in 000's, except per share data)                      4th Quarter                  Fiscal Year
                                                         ----------------             ----------------
                                                         2005        2004             2005        2004
                                                         ----        ----             ----        ----
Statements of Income                                  (13 weeks)  (14 weeks)       (52 weeks)  (53 weeks)
    Net revenues                                      $ 222,042    $ 225,541       $ 868,843    $ 845,764
    Cost of services sold                               137,692      138,743         542,093      521,835
                                                      ----------------------       ----------------------
    Gross profit                                         84,350       86,798         326,750      323,929
    Selling, general and administrative expenses        (72,252)     (76,937)       (288,695)    (278,342)
    Depreciation and amortization                        (2,153)      (1,824)         (8,091)      (7,329)
                                                      ----------------------       ----------------------
    Operating income                                      9,945        8,037          29,964       38,258
    Gain on sale of Canadian investment                    --           --              --            946
    Interest income, net                                    616          439           1,878          977
                                                      ----------------------       ----------------------
    Income before income taxes                           10,561        8,476          31,842       40,181
    Income tax expense                                   (4,222)      (1,582)         (8,477)     (13,693)
                                                      ----------------------       ----------------------
    Net income                                        $   6,339    $   6,894       $  23,365    $  26,488
                                                      ======================       ======================
Earnings per Share
  Net income:
    Basic                                             $    0.28    $    0.29       $    1.00    $    1.07
                                                      ======================       ======================
    Diluted                                           $    0.26    $    0.27       $    0.94    $    1.00
                                                      ======================       ======================
  Average shares outstanding:
    Basic                                                23,021       23,865          23,267       24,724
                                                      ======================       ======================
    Diluted                                              24,401       25,487          24,927       26,365
                                                      ======================       ======================
Condensed Balance Sheets

  ASSETS                                             Jan 1, 2006   Jan 2, 2005
                                                     -----------   -----------
    Cash and cash equivalents                         $  16,603    $   9,910
    Restricted cash                                      22,014       22,014
    Short-term investments                               49,750       81,100
    Net receivables                                     139,635      132,002
    Deferred tax assets                                  18,507       23,861
    Prepaid expenses and other current assets             7,816        6,057
                                                      ----------------------
         Total current assets                           254,325      274,944

    Fixed assets, net                                    24,969       19,687
    Deferred tax assets, net                             15,566       21,233
    Goodwill                                              6,976        1,325
    Other assets                                         24,729       14,909
                                                      ----------------------
        Total assets                                  $ 326,565    $ 332,098
                                                      ======================
  LIABILITIES AND SHAREHOLDERS' EQUITY
    Accounts payable                                  $  13,870    $  25,896
    Payroll and related taxes                             9,777        9,356
    Medicare liabilities                                  7,220        9,949
    Cost of claims incurred but not reported             25,276       27,361
    Obligations under insurance programs                 32,883       34,660
    Other accrued expenses                               33,440       31,117
                                                      ----------------------
         Total current liabilities                      122,466      138,339

    Other liabilities                                    21,945       21,819
    Shareholders' equity                                182,154      171,940
                                                      ----------------------
         Total liabilities and shareholders' equity   $ 326,565    $ 332,098
                                                      ======================
    Common shares outstanding                            23,035       23,722
                                                      ======================

                                                              Fiscal Year
                                                          -------------------
Condensed Statements of Cash Flows                        2005           2004
                                                          ----           ----
OPERATING ACTIVITIES:                                  (52 weeks)     (53 weeks)
Net income                                             $  23,365      $  26,488
Adjustments to reconcile net income
  to net cash provided by operating activities
  Depreciation and amortization                            8,091          7,329
  Provision for doubtful accounts                          6,172          6,722
  Gain on sale of Canadian investment                       --             (946)
  Loss on disposal / writedown of
    fixed assets                                            --            1,361
  Reversal of tax audit reserves                          (4,200)          --
  Deferred income taxes                                   11,021          9,114
Changes in assets and liabilities:
  Accounts receivable                                    (13,805)        (5,726)
  Prepaid expenses and other
    current assets                                        (1,759)            25
  Current liabilities                                     (9,473)       (10,372)
Other, net                                                   450            858
                                                       ------------------------
Net cash provided by operating activities                 19,862         34,853
                                                       ------------------------
INVESTING ACTIVITIES:
Purchase of fixed assets                                 (11,622)       (12,593)
Proceeds from sale of assets                                --            4,123
Acquisition of business                                  (12,077)          --
Purchases of short-term investments
  available-for-sale                                    (173,050)      (145,950)
Maturities of short-term investments
  available-for-sale                                     194,400         84,850
Purchases of short-term investments
  held to maturity                                          --          (10,000)
Maturities of short-term investments
  held to maturity                                        10,000         10,000
Deposits into restricted cash                               --             (264)
                                                       ------------------------
Net cash provided by (used in)
  investing activities                                     7,651        (69,834)
                                                       ------------------------
FINANCING ACTIVITIES:
Proceeds from issuance of common stock                     7,955          6,675
Changes in book overdrafts                                (7,253)         1,223
Repurchases of common stock                              (21,106)       (38,402)
Repayment of capital lease obligations                      (416)          (293)
                                                       ------------------------
Net cash used in financing activities                    (20,820)       (30,797)
                                                       ------------------------
Net change in cash and cash equivalents                    6,693        (65,778)
Cash and cash equivalents at
  beginning of period                                      9,910         75,688
                                                       ------------------------
Cash and cash equivalents at
  end of period                                        $  16,603      $   9,910
                                                       ========================

                                                                               4th Quarter                      Fiscal Year
                                                                          ---------------------             -------------------
                                                                          2005             2004             2005           2004
                                                                          ----             ----             ----           ----
 Supplemental Information                                              (13 weeks)       (14 weeks)       (52 weeks)       (53 weeks)
  Net Revenues by Major Payer Source:
    Medicare (1)                                                       $  71,449        $  59,365        $ 265,830        $ 228,114
    Medicaid and local government                                         37,717           38,528          149,756          154,388
    Commercial insurance and other                                       112,876          127,648          453,257          463,262
                                                                       --------------------------        ---------------------------
         Total net revenues                                            $ 222,042        $ 225,541        $ 868,843        $ 845,764
                                                                       ==========================        ===========================
Segment Information
  Net revenues
    Home Healthcare Services                                           $ 142,638        $ 134,054        $ 552,516        $ 523,017
    CareCentrix                                                           82,438           96,841          333,010          343,541
    Intersegment revenues                                                 (3,034)          (5,354)         (16,683)         (20,794)
                                                                       --------------------------        ---------------------------
  Total net revenues                                                   $ 222,042        $ 225,541        $ 868,843        $ 845,764
                                                                       ==========================        ===========================
  Operating contribution (2)
    Home Healthcare Services                                           $  17,741        $  10,740        $  54,531        $  56,069
    CareCentrix                                                            5,685           12,977           26,006           36,783
                                                                       --------------------------        ---------------------------
  Total operating contribution                                            23,426           23,717           80,537           92,852
  Corporate expenses                                                     (11,328)         (13,856)         (42,482)         (47,265)
  Gain on sale of Canadian investment                                       --               --               --                946
  Depreciation and amortization                                           (2,153)          (1,824)          (8,091)          (7,329)
  Interest income, net                                                       616              439            1,878              977
                                                                       --------------------------        ---------------------------
  Income before income taxes                                           $  10,561        $   8,476        $  31,842        $  40,181
                                                                       ==========================        ===========================

A reconciliation of net income between As Reported and As Adjusted amounts, and the related diluted earnings per share, follow (3):

    Net income - As Reported                                           $   6,339        $   6,894        $  23,365        $  26,488
    Income tax expense - As Reported (4)                                   4,222            1,582            8,477           13,693
                                                                       --------------------------        ---------------------------
    Income before income taxes - As Reported                              10,561            8,476           31,842           40,181
    Less: Gain on sale of Canadian investment (5)                           --               --               --               (946)
    Less: Medicare cost report settlement (1)                             (3,603)            (278)          (3,603)         (10,365)
    Add: Revenue adjustment for estimated Medicare
      repayment (1)                                                         --               --               --              1,000
    Add: Restructuring and other costs (6)                                   911             --                911             --
                                                                       --------------------------        ---------------------------
    Income before income taxes - As Adjusted                               7,869            8,198           29,150           29,870
    Less: income tax expense - At normalized rate (4)                     (3,147)          (3,371)         (11,602)         (11,649)
                                                                       --------------------------        ---------------------------
    Net income - As Adjusted                                           $   4,722        $   4,827        $  17,548        $  18,221
                                                                       ==========================        ===========================
    Diluted Earnings per Share
    Net income - As Reported                                           $    0.26        $    0.27        $    0.94        $    1.00
                                                                       ==========================        ===========================
    Net income - As Adjusted                                           $    0.19        $    0.19        $    0.70        $    0.69
                                                                       ==========================        ===========================

------------------------------------------------------------------------------------------------------------------------------------
A Reconciliation of Projected 2006 EBITDA to
Net Income (7)
    (in millions)                                                      Low Range       High Range
                                                                       ---------       ----------
    EBITDA before equity-based compensation
      expense (8)                                                      $    80.0        $    85.0
    Equity-based compensation expense                                       (5.0)            (5.0)
                                                                       --------------------------
    EBITDA (8)                                                              75.0             80.0
    Depreciation and amortization (9)                                      (22.0)           (22.0)
    Interest expense, net (10)                                             (20.0)           (20.0)
                                                                       --------------------------
    Income before income taxes                                              33.0             38.0
    Income taxes                                                           (12.5)           (14.5)
                                                                       --------------------------
    Net Income                                                         $    20.5        $    23.5
                                                                       ==========================

Notes:

1) Fourth quarter 2005 results included approximately $3.6 million recorded and received in partial settlement of the Company's appeal filed with the U.S. Provider Reimbursement Review Board ("PRRB") related to the reopening of all of its 1999 cost reports. Fourth quarter 2004 results included approximately $0.3 million received in settlement of the Company's appeal filed with the PRRB related to the reopening of all of its 1998 and 1997 cost reports. Fiscal 2004 results included $10.4 million received in settlement of the Company's appeal to the PRRB regarding the 1998 and 1997 cost reports, net of a $1 million revenue adjustment to reflect an estimated repayment to Medicare in connection with services rendered to certain patients since the inception of the Prospective Payment Reimbursement System in October 2000. The Centers for Medicare & Medicaid Services determined that homecare providers should have received lower reimbursements for certain services rendered to beneficiaries discharged from inpatient hospitals within fourteen days immediately preceding admission to home healthcare.

2) The Company's senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest income, but include revenues and all other costs directly attributable to the specific segment.

3) Although "Net Income - As Adjusted" is a non-GAAP financial measure, management believes that the presentation of net income as calculated using a normalized tax rate, which excludes the nonrecurring tax benefits as described in Note 4, and excluding the PRRB settlements and the estimated Medicare repayments as described in Note 1, and the restructuring and other items referred to in Note 6, as well as the second quarter 2004 gain on the sale of Gentiva's investment in a Canadian homecare company as described in Note 5, is a useful adjunct to "Net Income - As Reported" under GAAP because it measures the Company's performance in a consistent manner between the results for the fourth quarters and fiscal years 2005 and 2004. Management believes the favorable resolution of tax audit issues as described in Note 4 should be excluded from "Net Income - As Adjusted" as this is a nonrecurring item which relates to prior periods. In addition, the PRRB settlement in the fourth quarter of fiscal 2005 and the PRRB settlements in fiscal 2004, reduced by the Medicare estimated repayment in fiscal 2004, should be excluded from "Net Income - As Adjusted" as these items relate to reimbursement activities for the periods described in Note 1. Furthermore, the restructuring and other items and gain on the sale of the Canadian investment should be excluded from "Net Income - As Adjusted," since these represent special or nonrecurring items. For these reasons, management believes that "Net Income - As Adjusted" is useful to investors. Investors should not view "Net Income - As Adjusted" as an alternative to the GAAP measure of net income.

4) For fiscal 2005, the Company's income tax expense included a $4.2 million income tax benefit resulting from a favorable resolution of tax audit issues relating to fiscal 1997 through 2000. For the fourth quarter and fiscal year 2004, the Company's effective tax rates were approximately 18.7% and 34.1%, respectively, due primarily to the recognition of certain state net operating loss carryforwards. Management has excluded these unusual items and has incorporated a normalized tax rate in its presentation of "Net Income - As Adjusted."

5) Income before income taxes for fiscal 2004 included a gain of $946,000 from the sale of Gentiva's 19.9% interest in a Canadian homecare company to whom Gentiva sold its Canadian operations in November 2000.

6) Restructuring and other costs for the fourth quarter of fiscal 2005 relates primarily to a restructuring plan for the CareCentrix operations, which provides for the closing and consolidation of two regional care centers in response to changes in the nature of services provided to CIGNA Healthcare members under a new contract which commenced in early 2006. The Company expects to complete this restructuring during the second quarter of fiscal 2006.

7) Projected 2006 EBITDA includes the operating results of The Healthfield Group, Inc. from March 1, 2006.

8) EBITDA before equity-based compensation expense and EBITDA are non-GAAP financial measures. EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Following the acquisition of Healthfield, management expects to review EBITDA before equity-based compensation expense and EBITDA to evaluate overall performance and compare current operating results with other companies in the health care industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA before equity-based compensation and EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures in other companies.

9) Depreciation and amortization reflects an assumption that amortization of identifiable intangible assets acquired in connection with the Healthfield acquisition will approximate $10 million in 2006. Actual amortization of such intangible assets cannot be determined until the completion of a full valuation study of Healthfield's intangible assets later in 2006.

10) Interest expense, net includes interest expense on a $370 million term loan, fees associated with a $75 million revolving credit facility and amortization of debt financing costs, net of interest income.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's ability to successfully integrate the operations of The Healthfield Group, Inc., and to achieve expected synergies and operating efficiencies within expected time frames or at all; the possibility that revenues may be lower than expected following the transaction; the possibility that difficulties in maintaining relationships with employees, customers, or suppliers may be greater than expected following the transaction; the Company's ability to service debt incurred as a result of the transaction; general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K, as amended, for the year ended January 2, 2005.

                                      # # #